UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mercer Capital, Inc.
(Name of small business issuer in our charter)

Delaware	6200	91-2016679
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

1200 N Federal Hwy Suite 315 Boca Raton Fl	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: 1-866-375-0953

File Number: 333-128830

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock offered by our Selling Stockholders (2)	994,660	$2.00	$1,989,320	$212.86

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) The selling shareholders will offer their shares at $$2.00 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

MERCER CAPITAL, INC.

Selling shareholders are offering up to 994,660 shares of common stock. The selling shareholders will offer their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange. Upon effectiveness of this registration statement, we intend to file a registration statement on Form 8-A. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2006.

TABLE OF CONTENTS

SUMMARY INFORMATION	6
USE OF PROCEEDS	16
DETERMINATION OF OFFERING PRICE	16
DILUTION	17
SELLING SHAREHOLDERS	17
PLAN OF DISTRIBUTION	21
LEGAL PROCEEDINGS	23
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
DESCRIPTION OF SECURITIES	25
INTEREST OF NAMED EXPERTS	26
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	26
GENERAL OVERVIEW OF THE COMMODITIES AND DERIVATIVES BROKERAGE BUSINESS	26
BUSINESS	38
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	46
DESCRIPTION OF PROPERTY	51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	51
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	51
EXECUTIVE COMPENSATION	54
GLOSSARY	55
FINANCIAL STATEMENTS	59
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	70

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Mercer Capital, Inc. is a Delaware corporation formed on 12-20-1999. Our wholly-owned subsidiary, Mercer Capital Management, Inc. is a Florida corporation formed on July 22, 2004.

Business

Our corporate offices are located at, 1200 N Federal Hwy, Suite 315, Boca Raton, Florida 33432 and 4800 S.W Macadam Ave, Suite 350, Portland, Oregon 97239

We are an independent provider of execution and clearing services for exchange-traded derivatives and a major provider of prime brokerage services in the fixed income and foreign exchange markets. We offer our customers rapid, low-cost trade execution and clearing services on a broad spectrum of derivatives exchanges and OTC markets. We are registered with the Commodities Futures Trading Commission and are a member of the National Futures Association. Our customers include corporations, retail clients and professional traders.

We execute and clear customers' orders for exchange-traded derivatives. Customers use our Derivatives Brokerage & Execution Platform to place buy and sell orders for derivatives contracts, which we direct to the appropriate exchange for matching. We also facilitate confirmation and settlement of our customers' derivatives transactions and ensure that our customers have the appropriate collateral in their accounts to support their derivatives positions.

Our activities to date have included organization, initial capitalization, securing operating facilities in Portland, Oregon, and Boca Raton, Florida, commencing with initial operational plans and thereafter growing our business.

Our revenues are primarily comprised of:

•   transaction fees earned from executing and clearing customer orders; and
•   Commissions earned on our customers' accounts.

Although we had a profit of $152,668 for fiscal year 2005, we had a loss of $24,033 for fiscal year 2004.

The Offering

As of the date of this prospectus, we had 7,994,660 shares of common stock outstanding.

Selling shareholders are offering up to 994,660 shares of common stock. The selling shareholders will offer their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $75,000. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Consolidated Statement of Profit (Loss)
For the years ended December 31, 2005 and 2004
(audited)

	2005	2004
Revenues	1,321,950	553,403

Expenses	1,108,943	605,134
Profit (loss) before income taxes	213,007	(51,731)
Income taxes (benefit)	60,339	(27,698)

Net profit (loss)	$152,668	$(24,033)
Earnings (loss) per share	$0.02	$(0.00)

Consolidated Balance Sheet
At December 31, 2005
(audited)

Total assets	425,174

Liabilities	85,743

Retained earnings (deficit)	97,609

Total shareholders' equity	339,431

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

If we experience periods of declining commodity futures and option prices ordecreasing trade volumes, our revenues may be reduced.

Our future revenues are likely to be lower during periods of declining commodity futures and option prices or reduced commodity futures and option markets activity. The commodity futures and option markets have historically experienced significant volatility in the number, size and prices of contracts. As a result, our revenues from brokerage activities may also be adversely affected during periods of declining prices or reduced activity in the commodity futures and option markets.

If we are not be able to adapt with rapid technological change in a cost effective manner, our revenues could be reduced.

Traditional and online commodity futures and option services businesses are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to enhance our existing services and products. We must also develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers. We must respond to technological advances and evolving industry standards and practices on a timely and cost-effective basis. The development and enhancement of services and products entails significant technical and financial risks. We may fail to

•	use new technologies effectively;
•	adapt services and products to evolving industry standards; or
•	develop, introduce and market service and product enhancements or new services and products.

In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of our services and products, and our new service and product enhancements may not achieve market acceptance. If we encounter these problems, our revenues could be reduced.

Because we may experience operational risks such as those in information processing and telecommunications systems, our business may be disrupted and our revenues reduced or our potential growth in revenues could be slowed.

Like other commodity futures and option market businesses, we are highly dependent on information processing and telecommunications systems. We face operational risks arising from potential mistakes made in the confirmation or settlement of transactions or from the failure to properly record, evaluate or account for transactions. Our business is highly dependent on our ability, and the ability of our clearing firms, to process, on a daily basis, a large and growing number of transactions across numerous and diverse markets. Consequently, we and our clearing firms rely heavily on our respective financial, accounting, telecommunications and other data processing systems. If any of these systems fail to operate properly or become unavailable due to problems with our physical infrastructure, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. In addition, we are aware that other companies in our industry have had problems due to high volume of telephone and e-mail customer inquiries that has at times strained the capacity of their telecommunications systems and customer service staffs, and has also led to temporary disruptions in website service. Thus, any inability of systems used to accommodate an increasing volume of transactions and customer inquiries could also constrain our ability to expand our businesses and could damage our reputation, reducing our revenues or slowing potential revenue growth.

Pursuant to clearing arrangements, the clearing and depository operations for us and our customers' transactions are provided by two clearing Futures Commission Merchants. We earn commissions as an introducing broker for the transactions of our customers. In the normal course of business, our customer activities involve the execution and settlement of various Commodity transactions. Our customer’s Commodities are transacted on either a cash or margin basis. In margin transactions, the clearing broker extends the credit to our customer, subject to various regulatory margin requirements, collateralized by cash and securities in the customers' accounts. However, we are required to contact the customer and to either obtain additional collateral or to sell the customer's position if such collateral in not forthcoming. We are responsible for any losses on such margin loans, and has agreed to indemnify its clearing brokers for losses that the clearing brokers may sustain from the customer accounts introduced by us.

Because we may be subject to employee misconduct that is difficult to detect and deter, our revenues or profitability could be reduced.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could bind us to transactions that exceed authorized limits or present unacceptable risks, or hide from us unauthorized or unsuccessful activities. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Accordingly, employee misconduct could reduce our revenues or profitability.

The securities industry in which we operate is heavily regulated by the CFTC, state regulators, and the NFA. If we fail to comply with applicable laws and regulations, we may face litigation, penalties or other sanctions that may be detrimental to our business and reduce our revenues.

The commodity futures and option markets industry in the United States is subject to extensive regulation under both federal and state laws. Brokers are subject to regulations covering all aspects of the securities business, including:

o    sales methods;
o    trade practices among brokers;
o    use and safekeeping of customers` funds and securities;
o    capital structure;
o    record keeping;
o    conduct of directors, officers, and employees; and
o    supervision of employees, particularly those in branch offices.

Although we have not been the subject of any regulatory actions, many aspects of our business involve substantial liability risks, and we could be exposed to substantial liability under federal and state laws and court decisions, as well as regulatory action by the NFA, the Commodity Futures Trading Commission and other regulatory organizations. These risks include, among others, potential civil litigation triggered by regulatory investigations, potential liability from disputes over terms of a trade, the claim that a system failure or delay caused monetary losses to a customer, that we entered into an unauthorized transaction or that we provided materially false or misleading statements in connection with a transaction. The volume of claims and the amount of damages claimed in litigation and regulatory proceedings against financial intermediaries have been increasing. Dissatisfied customers frequently make claims against their service providers regarding quality of trade execution, improperly settled trades, mismanagement or even fraud. These risks also include potential liability from disputes over the exercise of our rights with respect to customer accounts and collateral. Although our customer agreements generally provide that we may exercise such rights with respect to customer accounts and collateral as we deem reasonably necessary for our protection, our exercise of these rights has at times led to claims by customers that we have exercised these rights improperly. Even if we prevail in this or other cases or claims, we could incur significant legal expenses defending the cases or claims, even those without merit. An adverse resolution of any future cases or claims against us could harm our business and reduce our revenues.

If we fail to remain in compliance with the net capital rule. we may not be able to continue to operate as an independent introducing broker, which could reduce our revenues and otherwise harm our business.

The NFA, the CFTC and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by Independent Introducing Brokers, including the NFA`s Uniform Net Capital Rule (the "Net Capital Rule"). Net capital is the net worth of a broker (assets minus liabilities), less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the NFA and suspension or expulsion by the CFTC and other regulatory bodies and ultimately could require the firm's liquidation.

In addition, a change in the Net Capital Rules, the imposition of new rules or any unusually large charge against net capital could limit those aspects of our contemplated operations that require the intensive use of capital, such as trading activities and the financing of customer account balances. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to operate and expand, which could have a material adverse effect on our business, financial condition and operating results.

We are presently in compliance with its net capital requirements. There can be no assurance, however, that it will not fall below minimum net capital requirements in the future.

If our brokerage customers fail to meet their margin requirements, we could incur significant liabilities leading to reduced revenues and capital liquidity.

The brokerage business, by its nature, is subject to risks related to defaults by our customers in paying for securities they have agreed to purchase and delivering securities they have agreed to sell. Our clearing broker may make margin loans to our customers in connection with their commodity transactions. We are required by contract to indemnify that broker for, among other things, any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for those loans. We will be subject to risks inherent in extending credit, especially during periods of volatile markets or in connection with the purchase of highly volatile stocks which could lead to a higher risk of customer defaults. Any default we are required to cover could reduce our revenues and capital liquidity.

If we are unable to obtain critical goods or services from our suppliers of software and information services, our revenues could be reduced.

We obtain financial information from a number of third-party suppliers of software and information services. We believe we have available to us at comparable cost a number of alternative sources of supply of these items of software and information services, to provide adequate replacements on a timely basis, if arrangements with any of our current suppliers are abrogated. We have established a number of relationships with third-party suppliers of software and information services. There can be no assurance that such relationships will continue or that timely replacement of such services will be available in the future, and if they do not continue or if they need to be replaced and our not, our revenues could be reduced.

Our revenues will be reduced if we are unable to retain our existing customers or attract new customers.

The success of our business depends, in part, on our ability to maintain and increase our customer base. Customers in our market are sensitive to, among other things, the costs of using our services, the quality of the services we offer, the speed and reliability of order execution and the breadth of our service offerings and the products and markets to which we offer access. We may not be able to continue to offer the pricing, service, speed and reliability of order execution or the service, product and market breadth that customers desire. In addition, our existing customers are not obligated to use our services and can switch providers of execution and clearing services or decrease their trading activity conducted through us at any time. As a result, we may fail to retain existing customers or be unable to attract new customers. Our failure to maintain or attract customers could reduce our revenues.

Our operating results are subject to significant fluctuations due to seasonality. As a result, you should not rely on our operating results in any particular period as an indication of our future performance.

Our business experiences seasonal fluctuations. Financial markets often experience reduced trading activity during summer months and in the last fiscal quarter as a result of holidays. Traditional commodity derivatives, such as energy, will reflect changing supply/demand factors related to heating/cooling seasons. As a result of these factors, we may experience relatively higher trading volume and thus revenue during our first and third fiscal quarters and lower trading volume in our second fiscal quarter.

Our networks and those of our third-party service providers may be vulnerable to security risks, including our inadvertent dissemination of non-public information, which could result in the wrongful use of our or our customers' information, interruptions or malfunctions in our operations or damage to our reputation and reduce our revenues.

The secure transmission of confidential information over public networks is a critical element of our operations. Our networks, including our online trading platforms, and those of our third-party service providers, the exchanges and counterparties with whom we trade and our customers may be vulnerable to unauthorized access, computer viruses and other security problems, including our inadvertent dissemination of non-public information. Persons who circumvent security measures or gain access to customer information could wrongfully use our or our customers' information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. Additionally, our reputation could be damaged. If an actual, threatened or perceived breach of our or our security providers' security were to occur, or if we were to inadvertently release confidential customer information, the market perception of the effectiveness of our security measures could be harmed and could cause customers to reduce or stop their use of our services, including our online trading platforms. We or our service providers may be required to expend significant resources to protect against the threat of any such security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Any security measures implemented by us or our service providers may prove to be inadequate and could result in incidental system failures and delays that could lower trading volumes and could reduce our revenues.

Procedures and requirements of the PATRIOT Act may expose us to significant costs or penalties, which could reduce our revenues.

As participants in the financial services industry, our subsidiaries are subject to laws and regulations, including the PATRIOT Act of 2001, which require that they know certain information about their customers and monitor transactions for suspicious financial activities. The cost of complying with the PATRIOT Act and related laws and regulations is significant. As an online broker with customers worldwide, we may face particular difficulties in identifying our international customers, gathering the required information about them and monitoring their activities. We face risks that our policies, procedures, technology and personnel directed toward complying with the PATRIOT Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could reduce our revenues.

Insiders control our activities and may cause us to act in a manner that is most beneficial to such insiders and not to outside shareholders.

Our officers and directors, Robert Flickinger and Joseph Fisher , control approximately 87.5% of our common stock, and we do not have any non-employee directors. As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. They also have the ability to block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Our management decisions are made by Robert Flickinger and Joseph Fisher if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of our Management. Because Robert Flickinger and Joseph Fisher are essential to our operations, you must rely on their management decisions. Our Management will continue to control our business affairs after the filing. We have employment agreements with Mr. Fisher and Mr. Flickinger but have not obtained any key man life insurance. Although we have non-compete agreements with them, they are only while they are employed by us. If we lose their services, we may not be able to hire and retain another key person with comparable experience. As a result, the loss of Mr. Fisher and Mr. Flickinger’s services could reduce our revenues.

Because our common stock will be considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.
If our common stock trades in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. Further, if a broker dealer is the sole market maker, that broker must disclose this fact and its presumed control over the market and monthly account statements showing the market value of each penny stock held in the customer’s account. These requirements may cause a reduction in the trading activity, if any, of our common stock in any secondary market which may develop for our securities if they are subject to the penny stock rules, which in all likelihood would make it difficult for our shareholders to sell their securities.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

The offering price of $2.00 per share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business.

The offering price of $2.00 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of March 1, 2006, there are 994,660 shares of our common stock held by non-affiliates and 7,000,000 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 994,660 of these shares in this registration statement. No Shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of March 1, 2006, there are no shares held by affiliates eligible for resale under 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning 90 days from the effective date of this registration statement. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

We are authorized to issue preferred stock which, if issued, may reduce the price of the common stock.

Although no preferred stock is currently issued and outstanding, our directors are authorized by our Articles of Incorporation, as amended, to issue preferred stock in series without the consent of our shareholders. Our preferred stock, if and when issued, may rank senior to common stock with respect to payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. The issuance of preferred stock in series and the preferences given the preferred stock must be made by a Resolution of Directors, but do not need the approval of our shareholders. The existence of rights, which are senior to common stock, may reduce the price of our common stock.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. All members of the board of directors are not independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	the proceeds to be raised by the offering
•	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders
•	our relative cash requirements
•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 and Regulation S under the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholders Who Own Common Shares

Name	Total Shares Owned	Shares Registered [1]	Relationship to Us
Binelli Paone	3,000	3,000	Client
David Williams	20,000	20,000	Client
Don Easton	6,500	6,500	Client
Don Wright	20,000	20,000	Client
Donald Cherry	16,000	16,000	Client
Ed Leary	20,000	20,000	Client
Gary Scott	2,500	2,500	Client

George Celesnik	30,000	30,000	Client
Grenville Berliner	20,000	20,000	Client
Ivan Redev	2,510	2,510	Client
Joe Liccardi	5,000	5,000	Client
Joe Selter	20,000	20,000	Client
John Depue	20,000	20,000	Client
Kevin Kuck	40,000	40,000	Client
Lana Scott	7,000	7,000	Client
H. Michael Holbrook	40,000	40,000	Client
Nathaniel Johnson	1,000	1,000	Client
Norman Brewer	14,500	14,500	Client
Robert and Mary Humphrey	20,000	20,000	Client
Paul Stevenson	20,000	20,000	Client
Philip Modelski	40,000	40,000	Client
Renae Manigault	5,800	5,800	Client
Robert Steiner	2,500	2,500	Client
Robin Murray	30,000	30,000	Client
Ronald Grebe	2,500	2,500	Client
Ross Douthart	5,000	5,000	Client
Stein Storslett	20,000	20,000	Client
Tom Banister	1,250	1,250	Client
Vern Habner	20,000	20,000	Client
Vincent Albanese	2,500	2,500	Client
David Bretz	2,500	2,500	Client
Jack Wood	2,500	2,500	Client
James Mazza	2,500	2,500	Client
John Norton	3,500	3,500	Client
Glen F Powell	5,000	5,000	Client
Leon Breeden	2,000	2,000	Client
Mark Morris	2,500	2,500	Client
Matthew Okeke	2,500	2,500	Client
Quinn Owen	39,800	39,800	Client
Richard Kelly	7,500	7,500	Client
Robert Harper	9,500	9,500	Client
Robert Jenniges	2,500	2,500	Client
Suzanne Zipprich	2,500	2,500	Client
William Clark	2,500	2,500	Client
William Kepler	2,500	2,500	Client
Adam Rybowicz	2,500	2,500	Client
Alan Leitko	3,000	3,000	Client

Charles Pinney	18,500	18,500	Client
Claude Baldwin Jr	1,900	1,900	Client
Millenium Trust Co FBO Danh Green IRA	13,000	13,000	Client
Dun Wang	7,000	7,000	Client
Ellen Straub Trust	3,000	3,000	Client
Franklin Durand	15,500	15,500	Client
George Melrose	6,000	6,000	Client
Barbara J Piedmont	3,000	3,000	Client
H & C Martin Family Trust	6,500	6,500	Client
Jason Murray	4,000	4,000	Client
Jim Simmons	50,000	50,000	Client
Demar and Patricia Lewis	3,000	3,000	Client
Joann Knight	1,500	1,500	Client
John Ellefson	17,500	17,500	Client
Patrick Wiley	2,000	2,000	Client
Quintin Gramer	2,500	2,500	Client
Robert Brent III	750	750	Client
Robert & Diane Brown	14,000	14,000	Client
Roger Schafer	7,100	7,100	Client
Jerry Truman	38,000	38,000	Client
Max Miller	6,500	6,500	Client
Alfonso Killinger	6,500	6,500	Client
Brent Miller	3,500	3,500	Client
Charles & Linda Hodge Living Trust	66,500	66,500	Client
Thomas L Smith	2,500	2,500	Client
Craig Pope	2,700	2,700	Client
Daniel Kiyama	2,500	2,500	Client
David E Brodeur	6,500	6,500	Client
Edward Bushnell	6,000	6,000	Client
Eldred Schafer	3,100	3,100	Client
Evelyne Cadet	15,500	15,500	Client
George Mills	2,500	2,500	Client
Herbert Hilton	7,000	7,000	Client
Jack & Paula Sands	2,500	2,500	Client

James & Karen Kurek	2,500	2,500	Client
James Lee	3,500	3,500	Client
James Pounds	3,500	3,500	Client
Jana Goad	7,000	7,000	Client
Janice E Tisdale	6,500	6,500	Client
Keith Loy	3,000	3,000	Client
Millenium Trust Co FBO Kerry Gillespie IRA	2,500	2,500	Client
Kirk Loy	3,000	3,000	Client
Margarita Mendiola	2,500	2,500	Client
Richard J Thomas	17,500	17,500	Client
Robert P Kelly	5,000	5,000	Client
Ravi Kokkirigadda	2,500	2,500	Client
Millenium Trust Co FBO Susan E Hurowitz	7,000	7,000	Client
Robert Rice	10,500	10,500	Client
Millenium Trust Co FBO Robert Shultz IRA	2,500	2,500	Client
Millenium Trust Co FBO Shan Shan Xie IRA	6,250	6,250	Client
Wayne Hughes	3,000	3,000	Client
William Baker	2,500	2,500	Client
William Stutters	2,500	2,500	Client
Total	994,660	994,660

[1] All shareholders own less than one percent of our issued and outstanding common stock and are registering all of their shares for resale under this registration statement. No selling shareholder is an affiliate of us.

Blue Sky

Thirty-five states have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Florida, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

Except for Illinois, all our shareholders currently reside in these states or outside the U.S. We intend to make appropriate filings in Illinois, or comply with all secondary trading exemptions in such states, to permit sales of the securities registered in this offering.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 994,660 shares of common stock. The selling shareholders will offer their shares at $$2.00 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Robert Flickinger	36	President and Director
Joseph Fisher	41	Executive Vice President and Director

Robert Flickinger joined Mercer Capital Inc December of 1999 as President and Director. He holds a license as Series Three Commodities Broker and a Series Thirty Branch Office Manager from the CFTC.

Joseph Fisher joined us in December 2004 as Executive Vice President and Director. From August 2002 to December 2004, he was Regional Sales Director of Yale Material Handling Inc. which manufactures and sells Industrial forklifts. From Jan 1997 to August 2002, he was Regional Sales Director of Suspa Corporation-Hydraulic Division which Manufactures and sells industrial equipment. He holds a series three and Thirty licenses as a Commodity Broker and Branch Office Manager from the CFTC. In June 1987 he received a Bachelors of Science Degree from Portland State University.

Family Relationships

There are no other family relationships among our officer and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enj oining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, our directors, our executive officers, and our executive officers and directors as a group.   To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 1200 N Federal hwy, suite 315, Boca Raton Florida 33432

Shareholders	# of Shares	Percentage
Robert Flickinger	6,000,000	75%
Joseph Fisher	1,000,000	12.5%
All directors and named executive officers as a group [2 persons]	7,000,000	87.5%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 7,994,660 shares of common stock outstanding as of March 1, 2006.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws is qualified in its entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 25,000,000 shares of common stock with no par value per share. As of the date of this registration statement, there were 7,994,660 shares of common stock issued and outstanding held by 101 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock in series as fixed by the Directors without par value. As of the date of this registration statement, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

Interest of Named Experts

The 2004/2005 financial statements incorporated by reference to this prospectus have been audited by E. Randal Gruber, which are independent certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., will receive 150,000 shares of our stock for general securities advice for one year following the effectiveness of this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Delaware Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

GENERAL OVERVIEW OF THE COMMODITIES AND DERIVATIVES BROKERAGE BUSINESS

Overview

Derivatives are contracts that are valued based on the performance of an underlying financial or physical asset, index or other investment. The most common types of derivatives are futures and options. A futures contract is a legally binding agreement to buy or sell a commodity or financial instrument at a future date at a specific price. Options are contracts that provide for a right, but not an obligation, to buy or sell a commodity or financial instrument over a specified period at a specific price. Derivatives contracts are broadly comprised of two underlying categories: financial and physical. Examples of financial derivatives include contracts on interest rates, equity indices, individual equities and foreign currencies. Examples of physical derivatives include contracts on energy products, agricultural commodities and non-precious and precious metals.

Derivatives contracts are either standardized and traded on exchanges or privately negotiated and traded between specific counterparties in the over the counter or OTC market. There are 61 derivatives exchanges tracked by the Futures Industry Association ("FIA") located in 24 countries, including 17 exchanges in the United States. Major derivatives exchanges in the United States include the Chicago Mercantile Exchange ("CME"), the Chicago Board of Trade ("CBOT"), the New York Mercantile Exchange ("NYMEX"), the Chicago Board Options Exchange ("CBOE") and the New York Board of Trade ("NYBOT"). Major derivatives exchanges outside the United States include Eurex, Euronext.liffe, the International Petroleum Exchange ("IPE"), Mercado Oficial de Futuros y Opciones Financieros ("MEFF"), Euronext N.V., Singapore Derivatives Exchange Ltd. ("SGX") and the Tokyo Stock Exchange ("TSE").

The customer base for derivatives contracts includes professional traders, financial institutions, institutional and individual investors, as well as major corporations, manufacturers, producers and governments. These customers purchase derivatives primarily for hedging or investment purposes. Hedging involves the practice of managing risk inherent in one market position by taking an offsetting position in another market. For example, corporations use the futures markets to protect their businesses from adverse changes in the costs of their raw materials. Investing involves a market participant taking a position in an attempt to earn a profit from buying and selling futures and options contracts in anticipation of future price movements. When entering into exchange-traded derivatives contracts, customers are required to make good faith margin deposits to ensure future performance under the derivatives contract.

Introduction to Derivatives

Futures markets have been described as continuous auction markets and as clearing houses for the latest information about supply and demand. They are the meeting places of buyers and sellers of an ever-expanding list of commodities that today includes agricultural products, metals, petroleum, financial instruments, foreign currencies and stock indexes. Trading has also been initiated in options on futures contracts, enabling option buyers to participate in futures markets with known risks.

Notwithstanding the rapid growth and diversification of futures markets, their primary purpose remains the same as it has been for nearly a century and a half, to provide an efficient and effective mechanism for the management of price risks. By buying or selling futures contracts--contracts that establish a price level now for items to be delivered later--individuals and businesses seek to achieve what amounts to insurance against adverse price changes. This is called hedging.

Other futures market participants are speculative investors who accept the risks that hedgers wish to avoid. Most speculators have no intention of making or taking delivery of the commodity but, rather, seek to profit from a change in the price. That is, they buy when they anticipate rising prices and sell when they anticipate declining prices. The interaction of hedgers and speculators helps to provide active, liquid and competitive markets. Speculative participation in futures trading has become increasingly attractive with the availability of alternative methods of participation. Whereas many futures traders continue to prefer to make their own trading decisions--such as what to buy and sell and when to buy and sell--others choose to utilize the services of a professional trading advisor, or to avoid day-to-day trading responsibilities by establishing a fully managed trading account or participating in a commodity pool which is similar in concept to a mutual fund.

Futures Markets

The frantic shouting and signaling of bids and offers on the trading floor of a futures exchange undeniably convey an impression of chaos. The reality, however, is that chaos is what futures markets replaced. Prior to the establishment of central grain markets in the mid-nineteenth century, the nation's farmers carted their newly harvested crops over plank roads to major population and transportation centers each fall in search of buyers. The seasonal glut drove prices to giveaway levels and, indeed, to throwaway levels as grain often rotted in the streets or was dumped in rivers and lakes for lack of storage. Come spring, shortages frequently developed and foods made from corn and wheat became barely affordable luxuries. Throughout the year, it was each buyer and seller for himself with neither a place nor a mechanism for organized, competitive bidding. The first central markets were formed to meet that need. Eventually, contracts were entered into for forward as well as for spot (immediate) delivery. So-called forwards were the forerunners of present day futures contracts.

Spurred by the need to manage price and interest rate risks that exist in virtually every type of modern business, today's futures markets have also become major financial markets. Participants include mortgage bankers as well as farmers, bond dealers as well as grain merchants, and multinational corporations as well as food processors, savings and loan associations, and individual speculators.

Futures prices arrived at through competitive bidding are immediately and continuously relayed around the world by wire and satellite. A farmer in Nebraska, a merchant in Amsterdam, an importer in Tokyo and a speculator in Ohio thereby have simultaneous access to the latest market-derived price quotations. And, should they choose, they can establish a price level for future delivery--or for speculative purposes--simply by having their broker buy or sell the appropriate contracts. Images created by the fast-paced activity of the trading floor notwithstanding, regulated futures markets are a keystone of one of the world's most orderly envied and intensely competitive marketing systems. Orders to buy or sell would be communicated by phone from the brokerage office you use and then to the trading pit or ring for execution by a floor broker. If you are a buyer, the broker will seek a seller at the lowest available price. If you are a seller, the broker will seek a buyer at the highest available price. That's what the shouting and signaling is about.

In either case, the person who takes the opposite side of your trade may be or may represent someone who is a commercial hedger or perhaps someone who is a public speculator. Or, quite possibly, the other party may be an independent floor trader. In becoming acquainted with futures markets, it is useful to have at least a general understanding of who these various market participants are, what they are doing and why.

Hedgers

The details of hedging can be somewhat complex but the principle is simple. Hedgers are individuals and firms that make purchases and sales in the futures market solely for the purpose of establishing a known price level--weeks or months in advance--for something they later intend to buy or sell in the cash market (such as at a grain elevator or in the bond market). In this way they attempt to protect themselves against the risk of an unfavorable price change in the interim. Or hedgers may use futures to lock in an acceptable margin between their purchase cost and their selling price. Consider this example:

A jewelry manufacturer will need to buy additional gold from his supplier in six months. Between now and then, however, he fears the price of gold may increase. That could be a problem because he has already published his catalog for a year ahead.

To lock in the price level at which gold is presently being quoted for delivery in six months, he buys a futures contract at a price of, say, $350 an ounce.

If, six months later, the cash market price of gold has risen to $370, he will have to pay his supplier that amount to acquire gold. However, the extra $20 an ounce cost will be offset by a $20 an ounce profit when the futures contract bought at $350 is sold for $370. In effect, the hedge provided insurance against an increase in the price of gold. It locked in a net cost of $350, regardless of what happened to the cash market price of gold. Had the price of gold declined instead of risen, he would have incurred a loss on his futures position but this would have been offset by the lower cost of acquiring gold in the cash market.

The number and variety of hedging possibilities is practically limitless. A cattle feeder can hedge against a decline in livestock prices and a meat packer or supermarket chain can hedge against an increase in livestock prices. Borrowers can hedge against higher interest rates, and lenders against lower interest rates. Investors can hedge against an overall decline in stock prices, and those who anticipate having money to invest can hedge against an increase in the over-all level of stock prices. And the list goes on.

Whatever the hedging strategy, the common denominator is that hedgers willingly give up the opportunity to benefit from favorable price changes in order to achieve protection against unfavorable price changes.

Speculators

Were you to speculate in futures contracts, the person taking the opposite side of your trade on any given occasion could be a hedger or it might well be another speculator--someone whose opinion about the probable direction of prices differs from your own.

The arithmetic of speculation in futures contracts--including the opportunities it offers and the risks it involves--will be discussed in detail later on. For now, suffice it to say that speculators are individuals and firms who seek to profit from anticipated increases or decreases in futures prices. In so doing, they help provide the risk capital needed to facilitate hedging.

Someone who expects a futures price to increase would purchase futures contracts in the hope of later being able to sell them at a higher price. This is known as "going long." Conversely, someone who expects a futures price to decline would sell futures contracts in the hope of later being able to buy back identical and offsetting contracts at a lower price. The practice of selling futures contracts in anticipation of lower prices is known as "going short." One of the attractive features of futures trading is that it is equally easy to profit from declining prices (by selling) as it is to profit from rising prices (by buying).

Floor Traders

Persons known as floor traders or locals, who buy and sell for their own accounts on the trading floors of the exchanges, are the least known and understood of all futures market participants. Yet their role is an important one. Like specialists and market makers at securities exchanges, they help to provide market liquidity. If there isn't a hedger or another speculator who is immediately willing to take the other side of your order at or near the going price, the chances are there will be an independent floor trader who will do so, in the hope of minutes or even seconds later being able to make an offsetting trade at a small profit. In the grain markets, for example, there is frequently only one-fourth of a cent a bushel difference between the prices at which a floor trader buys and sells.

Floor traders, of course, have no guarantee they will realize a profit. They may end up losing money on any given trade. Their presence, however, makes for more liquid and competitive markets. It should be pointed out, however, that unlike market makers or specialists, floor traders are not obligated to maintain a liquid market or to take the opposite side of customer orders.

	Reasons for Buying futures contracts	Reasons for Selling futures contracts
Hedgers	To lock in a price and thereby obtain protection against rising prices	To lock in a price and thereby obtain protection against declining prices
Speculators and Floor Traders	To profit from rising prices	To profit from declining prices

What is a Futures Contract?

There are two types of futures contracts, those that provide for physical delivery of a particular commodity or item and those which call for a cash settlement. The month during which delivery or settlement is to occur is specified. Thus, a July futures contract is one providing for delivery or settlement in July.

It should be noted that even in the case of delivery-type futures contracts, very few actually result in delivery. [When delivery does occur it is in the form of a negotiable instrument (such as a warehouse receipt) that evidences the holder's ownership of the commodity, at some designated location.]

Not many speculators have the desire to take or make delivery of, say, 5,000 bushels of wheat, or 112,000 pounds of sugar, or a million dollars worth of U.S. Treasury bills for that matter. Rather, the vast majority of speculators in futures markets choose to realize their gains or losses by buying or selling offsetting futures contracts prior to the delivery date. Selling a contract that was previously purchased liquidates a futures position in exactly the same way, for example, that selling 100 shares of IBM stock liquidates an earlier purchase of 100 shares of IBM stock. Similarly, a futures contract that was initially sold can be liquidated by an offsetting purchase. In either case, gain or loss is the difference between the buying price and the selling price.

Even hedgers generally don't make or take delivery. Most, like the jewelry manufacturer illustrated earlier, find it more convenient to liquidate their futures positions and (if they realize a gain) use the money to offset whatever adverse price change has occurred in the

Why Delivery?

Since delivery on futures contracts is the exception rather than the rule, why do most contracts even have a delivery provision? There are two reasons. One is that it offers buyers and sellers the opportunity to take or make delivery of the physical commodity if they so choose. More importantly, however, the fact that buyers and sellers can take or make delivery helps to assure that futures prices will accurately reflect the cash market value of the commodity at the time the contract expires--i.e., that futures and cash prices will eventually converge. It is convergence that makes hedging an effective way to obtain protection against an adverse change in the cash market price. Convergence occurs at the expiration of the futures contract because any difference between the cash and futures prices would quickly be negated by profit-minded investors who would buy the commodity in the lowest-price market and sell it in the highest-price market until the price difference disappeared. This is known as arbitrage and is a form of trading generally best left to professionals in the cash and futures markets.

Cash settlement futures contracts are precisely that, contracts which are settled in cash rather than by delivery at the time the contract expires. Stock index futures contracts, for example, are settled in cash on the basis of the index number at the close of the final day of trading. There is no provision for delivery of the shares of stock that make up the various indexes. That would be impractical. With a cash settlement contract, convergence is automatic.

The Process of Price Discovery

Futures prices increase and decrease largely because of the myriad factors that influence buyers' and sellers' judgments about what a particular commodity will be worth at a given time in the future (anywhere from less than a month to more than two years).

As new supply and demand developments occur and as new and more current information becomes available, these judgments are reassessed and the price of a particular futures contract may be bid upward or downward. The process of reassessment--of price discovery--is continuous.

Thus, in January, the price of a July futures contract would reflect the consensus of buyers' and sellers' opinions at that time as to what the value of a commodity or item will be when the contract expires in July. On any given day, with the arrival of new or more accurate information, the price of the July futures contract might increase or decrease in response to changing expectations.

Competitive price discovery is a major economic function--and, indeed, a major economic benefit--of futures trading. The trading floor of a futures exchange is where available information about the future value of a commodity or item is translated into the language of price. In summary, futures prices are an ever changing barometer of supply and demand and, in a dynamic market, the only certainty is that prices will change.

After the Closing Bell

Once a closing bell signals the end of a day's trading, the exchange's clearing organization matches each purchase made that day with its corresponding sale and tallies each member firm's gains or losses based on that day's price changes--a massive undertaking considering that nearly two-thirds of a million futures contracts are bought and sold on an average day. Each firm, in turn, calculates the gains and losses for each of its customers having futures contracts.

Gains and losses on futures contracts are not only calculated on a daily basis, they are credited and deducted on a daily basis. Thus, if a speculator were to have, say, a $300 profit as a result of the day's price changes, that amount would be immediately credited to his brokerage account and, unless required for other purposes, could be withdrawn. On the other hand, if the day's price changes had resulted in a $300 loss, his account would be immediately debited for that amount.

The process just described is known as a daily cash settlement and is an important feature of futures trading. As will be seen when we discuss margin requirements, it is also the reason a customer who incurs a loss on a futures position may be called on to deposit additional funds to his account.

The Arithmetic of Futures Trading

To say that gains and losses in futures trading are the result of price changes is an accurate explanation but by no means a complete explanation. Perhaps more so than in any other form of speculation or investment, gains and losses in futures trading are highly leveraged. An understanding of leverage--and of how it can work to your advantage or disadvantage--is crucial to an understanding of futures trading.

As mentioned in the introduction, the leverage of futures trading stems from the fact that only a relatively small amount of money (known as initial margin) is required to buy or sell a futures contract. On a particular day, a margin deposit of only $1,000 might enable you to buy or sell a futures contract covering $25,000 worth of soybeans. Or for $10,000, you might be able to purchase a futures contract covering common stocks worth $260,000. The smaller the margin in relation to the value of the futures contract, the greater the leverage.

Margins

Rather than providing a down payment, the margin required to buy or sell a futures contract is solely a deposit of good faith money that can be drawn on by your brokerage firm to cover losses that you may incur in the course of futures trading. It is much like money held in an escrow account. Minimum margin requirements for a particular futures contract at a particular time are set by the exchange on which the contract is traded. They are typically about five percent of the current value of the futures contract. Exchanges continuously monitor market conditions and risks and, as necessary, raise or reduce their margin requirements. Individual brokerage firms may require higher margin amounts from their customers than the exchange-set minimums.

There are two important margin-related terms: Initial margin and maintenance margin.

Initial margin (sometimes called original margin) is the sum of money that the customer must deposit with the brokerage firm for each futures contract to be bought or sold. On any day that profits accrue on your open positions, the profits will be added to the balance in your margin account. On any day losses accrue, the losses will be deducted from the balance in your margin account.

If and when the funds remaining available in a margin account are reduced by losses to below a certain level--known as the maintenance margin requirement--your broker will require that the customer deposit additional funds to bring the account back to the level of the initial margin. Or, the customer may also be asked for additional margin if the exchange or its brokerage firm raises its margin requirements. Requests for additional margin are known as margin calls.

The Contract Unit

Delivery-type futures contracts stipulate the specifications of the commodity to be delivered (such as 5,000 bushels of grain, 40,000 pounds of livestock, or 100 troy ounces of gold). Foreign currency futures provide for delivery of a specified number of marks, francs, yen, pounds or pesos. U.S. Treasury obligation futures are in terms of instruments having a stated face value (such as $100,000 or $1 million) at maturity. Futures contracts that call for cash settlement rather than delivery are based on a given index number times a specified dollar multiple. This is the case, for example, with stock index futures.

How Prices are Quoted

Futures prices are usually quoted the same way prices are quoted in the cash market (where a cash market exists). That is, in dollars, cents, and sometimes fractions of a cent, per bushel, pound or ounce; also in dollars, cents and increments of a cent for foreign currencies; and in points and percentages of a point for financial instruments. Cash settlement contract prices are quoted in terms of an index number, usually stated to two decimal points.

Minimum Price Changes

Exchanges establish the minimum amount that the price can fluctuate upward or downward. This is known as the "tick" For example, each tick for grain is 0.25 cents per bushel. On a 5,000 bushel futures contract, that's $12.50. On a gold futures contract, the tick is 10 cents per ounce, which on a 100 ounce contract is $10.

Options on Futures Contracts

What are known as put and call options are being traded on a growing number of futures contracts. The principal attraction of buying options is that they make it possible to speculate on increasing or decreasing futures prices with a known and limited risk. The most that the buyer of an option can lose is the cost of purchasing the option (known as the option "premium") plus transaction costs. Options can be most easily understood when call options and put options are considered separately, since, in fact, they are totally separate and distinct. Buying or selling a call in no way involves a put, and buying or selling a put in no way involves a call.

Buying Call Options

The buyer of a call option acquires the right but not the obligation to purchase (go long) a particular futures contract at a specified price at any time during the life of the option. Each option specifies the futures contract which may be purchased (known as the "underlying" futures contract) and the price at which it can be purchased (known as the "exercise" or "strike" price). A March Treasury bond 84 call option would convey the right to buy one March U.S. Treasury bond futures contract at a price of $84,000 at any time during the life of the option. One reason for buying call options is to profit from an anticipated increase in the underlying futures price. A call option buyer will realize a net profit if, upon exercise, the underlying futures price is above the option exercise price by more than the premium paid for the option. Or a profit can be realized it, prior to expiration, the option rights can be sold for more than they cost. Example: You expect lower interest rates to result in higher bond prices (interest rates and bond prices move inversely). To profit if you are right, you buy a June T-bond 82 call. Assume the premium you pay is $2,000. If, at the expiration of the option (in May) the June T-bond futures price is 88, you can realize a gain of 6 (that's $6,000) by exercising or selling the option that was purchased at 82. Since you paid $2,000 for the option, your net profit is $4,000 less transaction costs. As mentioned, the most that an option buyer can lose is the option premium plus transaction costs. Thus, in the preceding example, the most you could have lost--no matter how wrong you might have been about the direction and timing of interest rates and bond prices--would have been the $2,000 premium you paid for the option plus transaction costs. In contrast if you had an outright long position in the underlying futures contract, your potential loss would be unlimited. It should be pointed out, however, that while an option buyer has a limited risk (the loss of the option premium), his profit potential is reduced by the amount of the premium. In the example, the option buyer realized a net profit of $4,000. For someone with an outright long position in the June T-bond futures contract, an increase in the futures price from 82 to 88 would have yielded a net profit of $6,000 less transaction costs. Although an option buyer cannot lose more than the premium paid for the option, he can lose the entire amount of the premium. This will be the case if an option held until expiration is not worthwhile to exercise.

Buying Put Options

Whereas a call option conveys the right to purchase (go long) a particular futures contract at a specified price, a put option conveys the right to sell (go short) a particular futures contract at a specified price. Put options can be purchased to profit from an anticipated price decrease. As in the case of call options, the most that a put option buyer can lose, if he is wrong about the direction or timing of the price change, is the option premium plus transaction costs. Example: Expecting a decline in the price of gold, you pay a premium of $1,000 to purchase an October 320 gold put option. The option gives you the right to sell a 100 ounce gold futures contract for $320 an ounce. Assume that, at expiration, the October futures price has--as you expected-declined to $290 an ounce. The option giving you the right to sell at $320 can thus be sold or exercised at a gain of $30 an ounce. On 100 ounces, that's $3,000. After subtracting $1,000 paid for the option, your net profit comes to $2,000. Had you been wrong about the direction or timing of a change in the gold futures price, the most you could have lost would have been the $1,000 premium paid for the option plus transaction costs. However, you could have lost the entire premium.

How Option Premiums are Determined

Option premiums are determined the same way futures prices are determined, through active competition between buyers and sellers. Three major variables influence the premium for a given option:

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The option's exercise price, or, more specifically, the relationship between the exercise price and the current price of the underlying futures contract. All else being equal, an option that is already worthwhile to exercise (known as an "in-the-money" option) commands a higher premium than an option that is not yet worthwhile to exercise (an "out-of-the-money" option). For example, if a gold contract is currently selling at $295 an ounce, a put option conveying the right to sell gold at $320 an ounce is more valuable than a put option that conveys the right to sell gold at only $300 an ounce.

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The length of time remaining until expiration. All else being equal, an option with a long period of time remaining until expiration commands a higher premium than an option with a short period of time remaining until expiration because it has more time in which to become profitable. Said another way, an option is an eroding asset. Its time value declines as it approaches expiration.

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The volatility of the underlying futures contract. All rise being equal, the greater the volatility the higher the option premium. In a volatile market, the option stands a greater chance of becoming profitable to exercise.

Selling Options

Who sells the options that option buyers purchase? The answer is that options are sold by other market participants known as option writers, or grantors. Their sole reason for writing options is to earn the premium paid by the option buyer. If the option expires without being exercised (which is what the option writer hopes will happen), the writer retains the full amount of the premium. If the option buyer exercises the option, however, the writer must pay the difference between the market value and the exercise price. It should be emphasized and clearly recognized that unlike an option buyer who has a limited risk (the loss of the option premium), the writer of an option has unlimited risk. This is because any gain realized by the option buyer if and when he exercises the option will become a loss for the option writer.

	Reward	Risk
Option Buyer	Except for the premium, an option buyer has the same profit potential as someone with an outright position in the underlying futures contract.	An option maximum loss: is the premium paid for the option
Option Writer	An option writer's maximum profit is premium received for writing the option	An option writer's loss is unlimited. Except for the premium received, risk is the same as having an outright position in the underlying futures contract.

Methods of Trade Execution

Trading in derivatives products has traditionally occurred in "pits" on the physical trading floor of an exchange through an auction process known as open outcry. Only members owning or leasing a seat on the exchange may trade in the pit. Buy and sell orders from individuals and institutions are sent to these members on the trading floor, usually through a Futures Commission Merchant ("FCM"). Members of an exchange may exercise their trading privileges as independent market-makers (known as locals) trading for their own account or as floor brokers executing customer orders.
The diagram below illustrates the process through which customers place trade orders on an exchange floor through an FCM.

In order to expand access to their markets, most derivatives exchanges have supplemented or replaced their open outcry trading facilities with electronic trading platforms. Electronic systems allow investors to obtain real-time information about bid and ask prices and trading volumes and to enter orders directly into the electronic exchange's centralized order book, subject to the agreement of an FCM to process the investors' trades. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communications networks and protocols. Examples of electronic trading platforms include CME's GLOBEX system, LIFFE CONNECT, which is provided by Euronext.liffe, and the Cantor Exchange, which is provided by Cantor Fitzgerald, L.P.

Exchange Clearing Houses

Transactions executed on derivatives exchanges are settled through a clearing house that acts as a central counterparty to the clearing member on each side of the transaction. When a futures transaction has been executed in the pit or on an electronic platform, the clearing house confirms the matching and settlement of the trade with FCMs representing both the buyer and seller.

The major clearing houses for futures products include the Clearing Division of the CME, the Options Clearing Corporation, the LCH Clearnet Group Limited and Singapore Exchange Derivatives Clearing Limited. A clearing house manages its counterparty risk through required margin deposits that are managed to ensure effective delivery of the underlying security or commodity and maintaining guarantee funds and capital call rights.

Futures Commission Merchants

In the United States, customers access the exchange-traded derivatives market through FCMs.  FCMs are members of one or more exchanges that solicit or accept orders from customers for the purchase or sale of derivatives and route those orders to the appropriate exchange. FCMs execute customer orders on the exchange and maintain records of each customer's position, margin deposits, money balances and completed transactions. In return for providing these services, FCMs collect commissions on each trade order from customers. In addition, FCMs earn interest income on cash deposits held on behalf of their customers. FCMs are subject to a number of regulatory requirements, including the maintenance of a minimum level of net capital. FCMs are regulated by the CFTC, an independent federal regulatory agency, and must be a member of the National Futures Association ("NFA"), an industry-wide self-regulatory organization. FCMs are typically either divisions of major investment or commercial banks or independent providers such as our company. Regulatory jurisdictions outside of the United States have similar governing bodies, minimum capital requirements and self-regulatory organizations.

Prime Brokerage

Prime brokerage is an industry term referring to specialized services provided by brokers to institutional customers as a bundled package. The services typically include execution and clearing, securities financing, custody, trade processing, securities lending and other administrative services. These services can be provided on either electronic or voice platforms, or both. Prime brokers serve customers in all major securities markets, such as equity, fixed income and foreign exchange. Prime brokers typically earn revenue through commission or transaction fees and interest income. They are typically divisions of major investment or commercial banks, or independent providers, such as our company.

Fixed Income

Traditionally, the majority of U.S. Treasury securities are bought and sold by investors using the services of a broker (typically a large commercial bank or investment bank). Such customers receive price quotes from these brokers. The broker in turn either buys the security from the market or sells the security from existing inventory. Additionally, they may access the interdealer broker ("IDB") market to match the transaction with another broker. Access to the IDB market has traditionally been limited to brokers dealing with other brokers. The customer compensates the broker for executing this transaction through the payment either of a commission or through a mark up that is added by the broker to the price at which the broker can access the IDB market to execute the transaction.

While there are many types of investors in the U.S. Treasury securities market, financial institutions, corporations and hedge funds comprise a large percentage of the activity. These investors are typically attracted to the U.S. Treasury securities market due to its significant liquidity and low risk profile. Additionally, U.S. Treasury securities are commonly used as part of a larger investment strategy and are primarily financed through the OTC repurchase agreement ("repo") market.

The OTC repo market is a large and active sectors in the U.S. fixed income market. Repos are widely used as a means to inexpensively finance short-term borrowings against collateral (commonly U.S. Treasury securities) and to invest surplus funds on a short-term basis. The largest users of repos are broker-dealers, banks and hedge funds. The largest providers of cash liquidity to the repo market are money market funds, state and local governments and foreign central banks.

The U.S. Treasury market has been moving away from voice broking to electronic trading in recent years. Many of the major broker-dealers now have electronic order entry platforms, which allow customers to ask for bid and offer prices. In some cases the dealer may list current bid and offer prices on the platform. Similarly, the IDB market has also evolved from a predominately voice brokered market to an electronic market. Participants in the IDB market can now see bids and offers shown live on a screen and can execute against these prices electronically.

In order to participate in transactions in the IDB market, a participant must become a netting member of the Fixed Income Clearing Corporation ("FICC"), a clearing house for the U.S. fixed income market. A prospective netting member must complete a lengthy approval process that requires the applicant to (i) be a financial institution, (ii) maintain a minimum level of capital and (iii) be actively involved as a clearer, dealer or broker of government securities. As a result, most FICC netting members are either large investment banks, broker-dealers or commercial banks who use the IDB market to access the best pricing and greatest liquidity for U.S. Treasury securities. These institutions typically buy securities both for their own proprietary trading account or for resale to clients.

Foreign Exchange

The majority of foreign exchange volume is traded OTC. Most foreign exchange transactions take place by telephone or through proprietary trading networks established by large financial institutions.

The primary participants in the foreign exchange markets fall into four categories: central banks, banks, brokers and institutional clients of brokers. Banks are the largest participants in the market, as approximately two-thirds of all foreign exchange transactions involve banks trading currencies with one another. Brokers act as intermediaries between other participants in the market, searching for the most favorable rates on behalf of customers and providing a level of anonymity for the buyer and seller. Brokers earn commissions on the trades they execute.

There are three primary types of foreign exchange transactions: spot, forward and options. In a spot transaction, a buyer and seller agree on an exchange rate and promptly settle the trade based on that rate. In a forward transaction, a buyer and seller agree to settle the traded currencies at a later date at an agreed upon rate, regardless of market exchange rates at that time. The most common type of forward transaction is a swap, in which two parties exchange currencies at a given rate and agree to reverse the transaction at a later date. Options on foreign exchange work the same way as options on equities: they convey a right, not an obligation, to trade at a future date at a certain rate. As of April 2004, spot transactions represented 33% of the OTC traditional foreign exchange daily volume, swap transactions represented 50% and outright forward transactions represented 11% (while estimated gaps in reporting were 6%).

Information in this section of the prospectus was obtained from a Chicago Mercantile Exchange publication entitled Exchange Traded Derivatives.

BUSINESS

Our Company

We are an independent provider of execution and clearing services for exchange-traded derivatives and a major provider of prime brokerage services in the fixed income and foreign exchange markets. We offer our customers rapid, low-cost trade execution and clearing services on a broad spectrum of derivatives exchanges and OTC markets. We focus on delivering superior customer service. Our customers include corporations, retail clients and professional traders.

Our revenues are primarily comprised of:

• transaction fees earned from executing and clearing customer orders; and
• Commissions earned on our customers' accounts.

History

Mercer Capital is a full-service and discount and commodity brokerage company incorporated on December 20, 1999. We provide portfolio management services and outright execution of orders on futures and options on futures on commodities on a full-service and discount basis. Our activities to date have included organization, initial capitalization, securing operating facilities in Portland, Oregon, and Boca Raton, Florida, and commencing with initial operational plans.

Services

We are organized into two operating business segments for financial reporting purposes (i) Derivatives Brokerage & Clearing, which is operated out of our Portland, Oregon office and accounts for approximately 70% of our employees and revenue. and (ii) Administrative Corporate & Other which is operated out of our Boca Raton, Florida office and accounts for approximately 30% of our employees and revenue.

Derivatives Brokerage & Clearing

We execute and clear customers' orders for exchange-traded derivatives. Customers use our Derivatives Brokerage & Execution Platform to place buy and sell orders for derivatives contracts, which we direct to the appropriate exchange for matching. We also facilitate confirmation and settlement of our customers' derivatives transactions and ensure that our customers have the appropriate collateral in their accounts to support their derivatives positions. We conduct these activities in our capacity and use the services of a regulated FCM. An FCM, is responsible to the applicable clearing house for our customers' transactions. We place and clear our orders through Vision L.P. which is a registered FCM licensed with the National Futures Association and the Commodities Futures Trading Commission. We are contracted to use Vision L.P. for all of our customer orders.

We generate Derivatives Brokerage & Clearing revenues from: (i) transaction fees earned from executing customer orders and (ii) Commissions earned on transactions in our customers' accounts. From fiscal year 2000 through fiscal year 2005, our Derivatives Brokerage & Clearing net revenues and operating profit have grown at a compound annual growth rate of 24.3% and 33.3%, respectively, driven primarily by annual increases in contract volumes executed or cleared and annual increases in customer deposits. Our growth has been generated both organically and through strategic acquisitions, which have broadened our customer base, service offerings, geographic reach and exchange coverage.

Our business is diversified across customers, products and exchanges. The following charts illustrate our diversity across exchanges and contract types for fiscal year 2005:

Contract Volume by Exchange(1)	Contract Volume by Type(1)

(1)	Total volume: 654 million contracts

Customers.    As of December 31, 2005, our Derivatives Brokerage Business included corporations, professional traders and retail investors. Approximately 10% of our business is comprised of corporate accounts, 30% professional traders and 60% retail investors.

Professional Traders.    Professional traders are either locals, who are individual members of derivatives exchanges trading for their own account on the floors of those exchanges that maintain the open outcry method of price discovery, or professionals trading electronically from dedicated facilities built to service their needs. We have a strong market position among professional traders and locals. Professional traders are high volume customers who require an operating platform with rapid execution at a low cost. Locals fulfill an important role in the market as liquidity providers for the exchanges of which they are members. Through internal growth and acquisitions, we have increased our professional trader customer base as part of our strategy to grow transaction volumes and our plan to diversify our customer base. This strategy allows us to integrate and efficiently process very large volumes and to manage effectively the risks associated with this particular customer group. We also believe that this particular customer base will be of strategic significance in the future as markets become increasingly automated. Locals are well suited to the development of off-the-floor trading locations, which provide them with direct access to electronic markets and enable us to continue to benefit from the order flow and commission generating potential of these clients. Our MacFutures model is indicative of the opportunities presented by this trend. MacFutures, a London- based business we acquired in March 2003, provides specialty clearing services for individual professional traders, specializing in the electronic derivatives and fixed income markets in Europe. The model, which involves the recruiting and training of professional traders who are provided with access to electronic exchanges on our own off-the-floor trading locations, has now been implemented in Chicago and Montreal.

Retail Investors.    Retail customers are typically experienced individual investors. We have grown our retail customer base historically through internally generated new accounts and through acquisitions. The global retail customer base is growing as new product offerings with a broad investor appeal, such as the e-mini contracts, are listed on exchanges. We offer our retail customers access to a broad range of products and value added services, including research, real time quotes, risk management tools, account information and customer support. Our retail customers also benefit from the operating platform that we have built to service our institutional and professional trader clients.

We market to retail customers through an actively managed lead generation and marketing strategy targeted at identifiable customer groups who we believe would be receptive to trading equity derivatives. We use the services of Media Two Advertising for our lead generation, with whom we do not have a contract but are billed monthly based upon the number of leads generated.

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We leverage our prominent Mercer Capital brand name and its online platform. Lead generation is driven primarily by print media advertising and, increasingly, a broad range of internet marketing initiatives, including key word strategies negotiated with search engines.

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We rely on our traditional sales force of account executives and registered introducing brokers who independently (but with corporate product support) market to individual clients throughout North America.

•	First time potential clients are targeted using educational marketing strategies often developed in conjunction with seminar providers and investment educational professionals.

Product Access.    We provide our customers access to all significant exchange-traded derivatives contracts, including interest rates, equity indexes, energy, agriculture, foreign currency, metals contracts and managed futures.  Customers can log into Mercer Capital’s website and automatically have the ability to place their order on any of the major exchanges.

Exchanges.    We provide our customers access to virtually all major global derivatives exchanges, including the CME, CBOT, NYMEX, LME, Eurex, Euronext.liffe, CBOE and IPE. In recognition of the technological advances in the industry, we provide both open outcry and electronic access to the derivatives markets. The electronic trading platforms we provide access to include GLOBEX, LIFFE CONNECT and NYMEX Access.

Competition.    The primary competitors of our Derivatives Brokerage & Clearing business include affiliates of major commercial and investment banks and independent FCMs. We compete for customers and transaction volume on the basis of our access to a broad range of products and exchanges, our service levels, relationships, technology and operating platform and pricing. Many of our investment and commercial banking competitors maintain large proprietary trading operations.

Mercer Capital Management.  In August 2004, we created Mercer Capital Management Alternative Investments to develop product offerings using alternative assets, such as managed futures, for distribution to our customers. These offerings result in the creation of asset management funds, which utilize both our sales force and third- party distributors to raise assets. All investment decisions are made by third-party managers, and all brokerage activity of the funds is directed exclusively to our derivatives and cash brokerage affiliates, driving transaction volume to our core transaction processing platform. Additionally, such funds typically earn an asset management fee. An important milestone was reached following the negotiation with Standard and Poor's for the branding of a portfolio of Commodity Trading Advisors and the subsequent creation of a managed futures index, which is tracked by a public fund and a series of private funds. This product, which took advantage of weaker equity markets and the non-correlated performance of derivatives investing to equity market performance, was successfully launched.

Market Risk/Economic Liquidity

Our risk is credit related risk or risk related to our customers' ability to meet their margin obligations. Our order routing system, which runs through our FCM automatically blocks any customer order if the account is under capitalized, which prevents us from having direct financial exposure to the customers account. As a practical matter, we would only have a risk of liability for any shortfall by our customers in the event that they were not able to cover losses if this system failed to function properly. Because we do not trade speculatively in a directional or strategy-based manner for our own account, we have no direct exposure to market risk volatility or the potential price or liquidity risk that might arise.

Counterparty Risk Management

Our current system provides the ability to project the impact of market volatility on price movement. We perform frequent stress tests of our customer positions, including intra-day trading analysis, daily equity change analysis, concentration risk analysis and premium seller analysis. Adjustments of margin or collateral requirements are made in anticipation of unusual adverse market developments. These tests have resulted in minimal losses due to counterparty exposures. We continue to upgrade our risk management procedures and systems to improve our ability to monitor actual and projected risk associated with customer operations. Our risk management department is responsible for the systematic review of customer exposure in both regulated and nonregulated markets.

Regulation

Firms and individuals that conduct futures trading business with the public are subject to regulation by the CFTC and by NFA. All futures exchanges are also regulated by the CFTC. NFA is a congressionally authorized self-regulatory organization subject to CFTC oversight. It exercises regulatory authority with the CFTC over Futures Commission Merchants, Introducing Brokers, Commodity Trading Advisors, Commodity Pool Operators and Associated Persons (salespersons) of all of the foregoing. The NFA staff consists of more than 140 field auditors and investigators. In addition, NFA has the responsibility for registering persons and firms that are required to be registered with the CFTC. Firms and individuals that violate NFA rules of professional ethics and conduct or that fail to comply with strictly enforced financial and record-keeping requirements can, if circumstances warrant, be permanently barred from engaging in any futures-related business with the public. The enforcement powers of the CFTC are similar to those of other major federal regulatory agencies, including the power to seek criminal prosecution by the Department of Justice where circumstances warrant such action. Futures Commission Merchants which are members of an exchange are subject to not only CFTC and NFA regulation but to regulation by the exchanges of which they are members. Exchange regulatory staffs are responsible, subject to CFTC oversight, for the business conduct and financial responsibility of their member firms. Violations of exchange rules can result in substantial fines, suspension or revocation of trading privileges, and loss of exchange membership.

The CFTC

The Commodity Futures Trading Commission or CFTC was created by Congress in 1974 as an independent agency with the mandate to regulate commodity futures and option markets in the United States. The agency protects market participants against manipulation, abusive trade practices and fraud. Through effective oversight and regulation, the CFTC enables the markets to serve better their important functions in the nation's economy—providing a mechanism for price discovery and a means of offsetting price risk.

Contract Review and Market Surveillance:

To ensure the financial and market integrity of the nation's futures markets, the CFTC reviews the terms and conditions of proposed futures and option contracts. Before an exchange lists a new futures or option contract for trading, it must certify that the contract complies with the requirements of the Commodity Exchange Act (CEA) and the Commission’s regulations, including the requirement that the contract terms reflect commercial trading practices and that the contract not be readily susceptible to manipulation. The Commission conducts daily market surveillance and can, in an emergency, order an exchange to take specific action or to restore orderliness in any futures contract that is being traded.

Regulation of Futures Professionals:

Companies and individuals who handle customer funds or give trading advice must apply for registration through the National Futures Association or NFA, a self-regulatory organization approved by the Commission. The CFTC also seeks to protect customers by requiring registrants to disclose market risks and past performance information to prospective customers, by requiring that customer funds be kept in accounts separate from those maintained by the firm for its own use, and by requiring customer accounts to be adjusted to reflect the current market value at the close of trading each day. In addition, the CFTC monitors registrant supervision systems, and internal controls and sales practice compliance programs.

Commodity exchanges complement Federal regulation with rules of their own—rules covering clearance of trades, trade orders and records, position limits, price limits, disciplinary actions, floor trading practices, and standards of business conduct. A new or amended exchange rule may be implemented upon certification by the exchange that the new or amended rule complies with the CEA and Commission regulations. The CFTC may also direct an exchange to change its rules or practices if found to be in violation. The NFA performs similar functions for non-exchange member firms. The CFTC also regularly audits each exchange’s and the NFA’s compliance program.

Other regulatory matters:

Compliance with the capital requirements may limit our operations requiring the intensive use of capital. Such requirements restrict our ability to withdraw capital from our subsidiaries, which in turn may limit our ability to pay dividends or repay debt. Any change in such rules or the imposition of new rules affecting the scope, coverage, calculation or amount of capital requirements, or a significant operating loss or any unusually large charge against capital, could adversely affect our ability to pay dividends or to expand or maintain present business levels.

The USA PATRIOT Act of 2001 (the "PATRIOT Act") contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to FCMs, broker-dealers and other financial services companies, including standards for verifying customer identification at account opening and obligations to monitor customer transactions and detect and report suspicious activities to the government. Institutions subject to the PATRIOT Act must implement specialized employee training programs, designate an anti-money laundering compliance officer and submit to independent audits of the effectiveness of the compliance program. Anti-money laundering laws outside the United States contain similar provisions. We have established policies, procedures and systems designed to comply with these regulations.

Our securities and futures businesses are also regulated extensively by non-U.S. governments, exchanges, self-regulatory organizations, central banks and regulatory bodies, especially in those jurisdictions in which one of our subsidiaries maintains an office. For instance, the Financial Services Authority and Euronext.liffe regulate the activities of Refco Overseas Limited in the United Kingdom. Other subsidiaries are also subject to regulation by securities, banking and finance regulatory authorities, exchanges and other self-regulatory organizations in numerous other countries in which they do business.

The legislative and regulatory environment in which we operate has undergone significant change in the past and may undergo significant change again in the future. The federal government, the Commodity Futures Trading Commission, the SEC, the National Association of Securities Dealers, the Chicago Mercantile Exchange, the National Futures Association or other U.S. or foreign governmental authorities continuously review legislative and regulatory initiatives and may adopt new or revised laws and regulations. These legislative and regulatory initiatives may affect the way in which we conduct our business and may make our business less profitable. Changes in the interpretation or enforcement of existing laws and regulations by those entities may also adversely affect our business.

In addition, we use the Internet as the distribution channel to provide services to our customers. A number of regulatory agencies have recently adopted regulations regarding customer privacy and the use of customer information by service providers. Additional laws and regulations relating to the Internet may be adopted in the future, including regulations regarding the pricing, taxation, content and quality of products and services delivered over the Internet. Complying with these laws and regulations is expensive and time consuming and could limit our ability to use the Internet as a distribution channel, which could adversely affect our business.

Compliance

Our compliance and risk management methods might not be effective, which could increase the risk that we are subject to regulatory action or litigation or otherwise negatively impact our business. Our ability to comply with applicable laws, rules and regulations is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. If we fail to effectively establish and maintain such compliance and reporting systems or fail to attract and retain personnel who are capable of designing and operating such systems, it will increase the likelihood that we will become subject to legal and regulatory infractions, including civil litigation and investigations by regulatory agencies.

For us to avoid a number of risks inherent in our business, it is necessary for us to have polices and procedures that identify, monitor and manage our risk exposure. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. Such policies may not be fully effective. Some of our risk management policies and procedures depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. Further, our risk management policies and procedures rely on a combination of technical and human controls and supervision, which are subject to error and failure. Some of our risk management policies and procedures are based on internally developed controls and observed historical market behavior and also involve reliance on industry standard practices. These policies and procedures may not adequately prevent future losses, particularly as they relate to extreme market movements, which may be significantly greater than comparable historical movements.

Competition

The derivatives, securities and financial services industries are highly competitive, and we expect that competition will intensify in the future. We have numerous current and prospective competitors, both domestically and internationally. Our primary competitors include both large, diversified financial institutions, such as major commercial and investment banks and independent Futures Commission Merchants, foreign broker-dealers and other specialty broker-dealers. Many of our competitors and potential competitors have larger customer bases, more established name recognition and greater financial, marketing, technological and personnel resources than we do. These resources may enable them to, among other things:

•	develop services similar to ours or new services that are preferred by our customers;
•	provide access to trading in products or a range of products that we do not offer;
•	provide better execution and clearing and lower transaction costs;
•	offer better, faster and more reliable technology;
•	take greater advantage of new or existing acquisitions, alliances and other opportunities;
•	more effectively market, promote and sell their services; and
•	better leverage their relationships with their customers.

In addition, new or existing competitors could gain access to trading markets in which we currently enjoy a competitive advantage. For example, if additional competitors gained access to the interdealer broker market, it could adversely affect our advantage in providing trading access to the U.S. Treasury securities market. Other market participants, such as the exchanges, may expand their services and begin competing with us more directly. Even if new or existing competitors do not significantly erode our market share, they may offer their services at lower prices, and we may be required to reduce our fees significantly to remain competitive, which could have a material adverse effect on our profitability. If we fail to compete effectively, our business, financial condition and operating results could be materially harmed.

The primary competitors of our Prime Brokerage/Capital Markets business include affiliates of major commercial and investment banks and independent broker-dealers. Customers value speed of execution, anonymity in trading, low price, customer service and access to a breadth of products.

The primary competitors of our Derivatives Brokerage & Clearing business include affiliates of major commercial and investment banks and independent FCMs. We compete for customers and transaction volume on the basis of our access to a broad range of products and exchanges, our service levels, relationships, technology and operating platform and pricing. Many of our investment and commercial banking competitors maintain large proprietary trading operations.

Employees

Full time:

Clerical - Jade Mcbride
Management - Robert Flickinger, Joseph Fisher
Sales - Forrest Amato, Charles Montgomery, Brian Miner, Kirk Smith, David Sagerman, Glen Powell

Part time:

Administrative - Jennifer Reynolds

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Item includes statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. All statements, other than statements of historical fact, included in this Form SB-2 regarding our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. All forward-looking statements included in this Form SB-2 information available to us on the date hereof, and we assume no obligation to update such forward-looking statements. Although we believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct or that we will take any actions that may presently be planned. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of this Form SB-2, which include, without limitation, the adverse effect from a decline in securities markets or a decline in our products’ performance, failure to renew investment management agreements, adverse results of litigation and/or arbitration, acts of terrorism and/or war, competition, changes in government regulation, and availability and terms of capital. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

Executive Summary

Mercer Capital, Inc. was incorporated in the State of Delaware on December 20, 1999. The consolidated financial statements include the accounts of Mercer Capital, Inc. and its subsidiary, Mercer Capital Management, Inc. The Company is a full-service and discount and commodity brokerage company with locations in Portland, Oregon and Boca Raton, Florida. The Company provides portfolio management service and outright execution of orders on futures and options on futures on commodities on a full-service and discount basis. We are an independent provider of execution and clearing services for exchange-traded derivatives and a provider of prime brokerage services in the fixed income and foreign exchange markets.

While financial markets faced a number of challenges in 2005 such as transaction volumes, interest rates, the level of global market activity, market volatility and expense of management. We believe that, over time, our consistent and disciplined investment management style will bring strong results to investors. These results substantiate our belief that our core strengths are innovation and customer service.

We derive our revenues primarily from the continued convergence of derivative and cash markets and the expanded use of derivatives for hedging and investment purposes, which have been the principal drivers of this industry trend. Derivatives transactions, a substantial source of revenues, are based on increase in volume that has been accelerated by market volatility caused by political uncertainty in the Middle East and its impact on energy supplies and the uncertain outlook concerning economic growth, interest rates and, in particular, the changing value of the U.S. dollar.

We provide execution and clearing services for exchange-traded derivatives. We serve over 12,000 customer accounts from our 2 locations. Our customers include corporations, retail clients and professional traders.

We experienced progress and change throughout 2005 as we took steps designed to take advantage of opportunities. We also focused on the increase in derivatives transaction volume because of our diverse customer base, product offering and market coverage and have benefited from the increase in prime brokerage volumes as a result of new product initiatives, including online foreign exchange and emerging market debt brokerage.

We have been able to leverage our operating capabilities to benefit from increased scale in our transaction volumes. By adding incremental volume to a pre-existing platform, our marginal cost of growth in transaction processing has been minimal. We believe we will benefit from the scalable nature of our transaction processing capabilities as more markets automate and move to electronic platforms. A high proportion of our marginal expense is variable in nature, which provides us an opportunity to improve our cost to income ratio. We believe this characteristic will have a continuing positive impact on our results of operations

Key Developments

In the 2005 year Mercer Capital expanded it operations with the addition of another corporate office in Boca Raton, Florida.

Results of Operations

2005 Compared to 2004

The following table summarizes the Company’s results of operations for 2005 and 2004.

	2005	2004
Revenues
Commissions	$1,325,929	$575,418
Principal transactions, net	(5,000)	(22,015
Interest	1,021	---
	1,321,950	553,403

Expenses
Compensation and related expenses	646,716	356,166
Marketing and promotion	63,016	66,253
Communications and technology	32,428	26,230
Occupancy and equipment costs	205,852	62,044
Professional fees	40,271	30,694
Other	120,660	63,747

	2005	2004	% Change
Net revenues	$1,321,950	$553,403	58%
Operating expenses	1,099,283	605,134	45%
Earnings before income taxes	222,667	(51,731)	123%
Provision for income taxes	60,339	(27,698)	146%
Net earnings (loss)	$162,328	$24,033	162%

Net Revenues: Net revenues were comprised primarily of commission revenues and for 2005 increased by $768,547 or 58%, to $1,321,950, from $553,403 for 2004. The increase in net sales was due to hiring of new employees and the resulting increase in transaction volume. We attribute 80% of this increase in net sales to an increase our employees by 50%. Of our increase in transaction volume, we attribute approximately 80% to the increase in new clients and 20% to an increase in trading volume from existing clients. With the additional office space secured in Boca Raton, Florida we expect this trend to continue.

Operating Expenses: Operating expenses for 2005 increased $494,149, or 45%, to $1,099,283, from $605,134 in 2004. The increase in operating expenses was primarily caused by the increase in compensation and related expenses of approximately $282,000 due to the hiring of additional employees. There was an increase of approximately $144,000 in the occupancy and equipment costs because we opened a new office. With our current overhead we expect this trend to continue.

Provision for Income Taxes: Our effective state and federal tax rate for 2005 was 2% and 35%. In 2004 the effective state and federal tax rate was 3% and 35%. Our provision for income tax increased from $(27,698) to $60,339 due to the fact that we had income. We expect this trend to continue.

Net Earnings (loss): Due to the foregoing, our net earnings increased from a loss of $(24,033) to a profit of $162,328.

Liquidity and Capital Resources

The following table summarizes certain key financial data relating to our liquidity and capital resources:

	Year Ended December 31,
	2005	2004	Variance
Balance Sheet Data:
Cash and cash equivalents	$120,325	$1,193	99.0%

Cash Flow Data:
Operating cash flows	$130,124	$(68,466)	153.0%
Investing cash flows	$(18,682)	$(86,702)	78.5%
Financing cash flows	$7,690	$129,572	(94.0)%

Cash and cash equivalents were $120,325 at December 31, 2005, an increase of $119,132 from December 31, 2004. The increase to cash and equivalents was principally impacted by cash provided from operations of $130,124.

Cash provided by operating activities increased by $198,590 in fiscal 2005 compared to fiscal 2004 primarily from our increase in net income of $186,301 for the same period.

Investing activities consist primarily of the acquisition of office furniture and equipment in 2005. Investing activities also consisted of deposits in 2004 of $57,920 for office space. Cash provided used in investing activities totaled $18,682 and $86,702 in fiscal 2005 and 2004 respectively.

Cash provided for financing activities in 2005 decreased $121,882 to $7,690. In 2004, cash was provided by the issuance of our common stock in the amount of $129,522.

Short-Term Liquidity and Capital Requirements

Management believes its available cash and expected cash flow from operations will be sufficient to fund its short-term operating and capital requirements during 2006. Expected short-term uses of cash include securing additional sales and marketing staff. We do not have any revolving financing accounts of bank loans. We do not hold restricted cash or other valuables to support our customers’ margin accounts.

Long-Term Liquidity and Capital Requirements

Expected long-term capital requirements include indebtedness, operating leases and purchase obligations as of December 31, 2005. Purchase obligations include amounts that will be due for the purchase of goods and services to be used in our operations under long-term commitments or contracts.

Other possible long-term discretionary uses of cash could include compliance and regulatory fees.

Critical Accounting Policies and Estimates

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenues

Revenues are recognized only when realized / realizable and earned, in accordance with Generally Accepted Accounting Principles. Our revenues consist of transaction fees earned from executing and clearing customer orders, and commission earned on our customer’s accounts.

Income taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Investments

Investments included in securities owned, which have a ready market are valued using quoted market or dealer prices. Investments with no ready market value are stated at fair value as determined in good faith by management. Currently we do not transact in investments with no ready market value. Generally, management will initially value investments at cost. Factors considering in valuing individual investments include available market prices, type of security, purchase price, purchase of the same or similar securities by other investors, marketability, restrictions on disposition, current financial position and operating results of the issuer and other pertinent information.

Management uses it best judgment in estimating the fair value of these investments. There are inherent limitations in any estimation technique. The fair value estimates presented herein are not necessarily indicative of an amount that the Company could realize in a current transaction. Because of inherent uncertainty of valuation, these estimated fair values do not necessarily represent amounts that might be ultimately realized, since such amounts depend on future circumstances and the differences could be material

Recent Accounting Developments

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4”, (" SFAS No. 151"). The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67" ("SFAS 152") SFAS 152 amends SFAS No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". SFAS 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. SFAS 152 is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant if any, to the Company's overall results of operations or financial position since the Company does not enter into such transactions.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

DESCRIPTION OF PROPERTY

We lease the following facilities:

•	Address: 1200 N Federal Hwy. Suite 315, Boca Raton FL 33432
•	Number of Square Feet: 5,430
•	Name of Landlord: 1200 Corporate Fee
•	Term of Lease: five years commencing August 01, 2004
•	Monthly Rental: $11,200

•	Address: 4800 SW Macadam Ave., Suite 350, Portland OR 97239
•	Number of Square Feet: 1,443
•	Name of Landlord: 4800 Bldg Partners
•	Term of Lease: two years commencing August 01, 2005
•	Monthly Rental: $2314.81

We believe that our Florida facilities are adequate to meet our current needs. Should we need to expend, which is not currently contemplated, we anticipate such facilities are available to meet our development and expansion needs in this markets for the foreseeable future. We believe that our Oregon facilities are not adequate to meet our current needs, but we believe facilities for expansion are available to meet our development and expansion needs in this market. Our offices are in good condition and are sufficient to conduct our operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no warrants outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

• Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
• Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
• Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol.

Sales of our common stock under Rule 144.

As of March 1, 2006, there are 994,660 shares of our common stock held by non-affiliates and 7,000,000 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 994,660 of these shares in this registration statement. No Shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of March 1, 2006, there are no shares held by affiliates eligible for resale under 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning 90 days from the effective date of this registration statement. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

Holders

As of the date of this registration statement, we had approximately 101 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2006, assuming this registration statement is declared effective before that date. By filing a Form 8-A, we will continue as a mandatory reporting company and will be subject to the proxy statement or other information requirements of the 1934 Act.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St. N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31, 2005, 2004 and 2003 by our CEO and our Executive Vice President for 2005 when his compensation exceeded $100,000.

		Annual Compensation [1]
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation
Robert Flickinger President and Director	2005 2004 2003	$80,000 $80,000 $70,000	-0- -0- -0-	n/a n/a n/a
Joseph Fisher Executive Vice President And Director	2005	$90,000	-0-	Commissions $30,000

(1)	Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

Except as set forth in footnote [1], the compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer. There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Compensation Agreements

We have employment agreements with Mr. Flickinger and Mr. Fisher. The principal terms of these agreements are as follows:

Term. Three years commencing December 1, 2004, automatically renewed for a period of one year, unless terminated earlier pursuant to the agreement, with a maximum term of three years.

Compensation; Reimbursement.

Mr. Flickinger: Base Salary of $6,600 per month, which may increase at any time by the board of directors.

Mr. Fisher: 7% of profits generated from the our Portland, Oregon office plus $7,500 per month Base Salary and a payout of 40% commission on client trades generated by him.

Devotion of Time. Full time required. Conflicting activities prohibited during term of agreement.

Bases for Termination.

(1) Mutual agreement of the parties.

(2) Automatically terminate on the last day of the month in which employee dies or becomes permanently incapacitated, as defined.

(3) “With cause," as defined.

(4) "with out cause" at any time by giving 60 days prior written notice of termination, which certain termination compensation required

(5)  Manager may terminate his employment hereunder by giving the Company 60 days prior written notice, which termination shall be effective on the 60th day following such notice.

Board Compensation

Representatives of our Board of Directors do not receive compensation for their services as Directors.

GLOSSARY

Broker in Principal
An individual or firm who acts as an intermediary or temporary dealer between a buyer and a seller and who either takes title to the asset on behalf of its client or has a client position offset by an equal but opposite position with a dealer.

CBOE
Chicago Board Options Exchange, which is a securities exchange created in the early 1970s for the public trading of standardized option contracts. Primary place for the trading of stock options, foreign currency options and index options.

CBOT	Chicago Board of Trade, which is the second largest derivatives exchange in the United States and a pioneer in the development of financial futures and options.

CFMA	Commodity Futures Modernization Act of 2000, which amended the Commodity Exchange Act, removing much regulation by the CFTC to which OTC derivatives had been subject previously.

CFTC
Commodity Futures Trading Commission, which is the federal regulatory agency that administers the Commodity Exchange Act. It is the federal oversight agency that monitors the futures and options on futures markets to detect and prevent price distortion and market manipulation and to protect the rights of customers who use the markets for either commercial or investment purposes.

Clearing House
An agency or corporation that acts as a central counterparty to the clearing members or FCMs on each side of a transaction. Clearing Houses are responsible for settling trading accounts, collecting and maintaining margin monies, regulating delivery and reporting trading data.

CME
Chicago Mercantile Exchange, which is the largest derivatives exchange in the United States and the second largest exchange in the world for the trading of futures and options on futures. CME has four major product areas based on interest rates, stock indexes, foreign exchange and commodities.

Commodity Exchange Act	The principal legislation governing the trading of commodities and futures in the United States.

Commodity Pool Operator
An individual or organization which operates or solicits funds for a pool in which funds contributed by a number of persons are combined for the purpose of trading futures or options contracts. Generally required to be registered with the CFTC.

Commodity Trading Advisor
A person who directly or indirectly advises others as to the advisability of buying or selling futures or commodity options. Most Commodity Trading Advisors may exercise trading authority over a customer's account. A Commodity Trading Advisor is generally required to be registered with the CFTC.

E-mini
E-minis are smaller versions of popular index funds that cover the entire S&P 500 and Nasdaq-100 indexes. E-minis are 20% the size of larger index contracts and allow for great flexibility when assembling a portfolio. E-mini trading is popular because it requires less of an initial capital investment, and it enables traders to diversify a portfolio and hedge against more focused investments.

Eurex	World's largest derivatives exchange based on volume. This fully electronic exchange has participants around the world, creating decentralized and standardized access to its markets.

Euronext	Europe's first cross-border group of stock exchanges and their derivatives markets, formed by the merger of the stock exchanges of Amsterdam, Brussels and Paris in 2000.

Exchange	A marketplace in which shares, options and/or futures on stocks, bonds, commodities and indexes are traded.

FCM
Futures Commission Merchant, which is a firm engaged in soliciting or accepting and handling orders for the purchase or sale of futures contracts and accepting money or securities to provide margin for any resulting trades or contracts. An FCM must be registered with the CFTC.

Forward
A contract in which a seller agrees to deliver a specified asset to a buyer at a specified price sometime in the future. In contrast to futures contracts, forward contracts are not standardized, not traded on exchanges and generally contemplate a delivery at settlement.

FXCM	An FCM specializing in foreign exchange products with operations around the world.

LCH
London Clearing House, which is a leading independent clearing house in Europe, serving major international exchanges and platforms, equity markets, exchange-traded derivatives markets, energy markets, the interbank interest rate swaps market and the majority of the Euro-denominated and sterling bond and repo markets.

LME
London Metal Exchange, which is a market for trading base metals. LME prices are used as reference prices in many world markets by metals producers and fabricators of metal products and are the basis for most major commodity indices.

Mark-to-Market	To debit or credit a trading account on a daily basis based on the prices established at the close of that day's trading session.

Net Capital	The amount by which current assets exceed liabilities (adjusted for illiquid assets, certain operating capital charges, and potential adverse fluctuations in the value of securities inventory).

NFA
National Futures Association, which is the industry wide self-regulatory organization of the futures industry. Congress authorized its creation in 1974, and the CFTC designated it a "registered futures association" in 1982.

NYMEX	New York Mercantile Exchange, which is the world's largest physical commodity derivatives exchange.

OTC Market	Over-The-Counter Market, which is a decentralized market where geographically dispersed dealers are linked by telephones and computer screens. The market is for securities not listed on exchanges.

Repo
Repurchase agreement, which is an agreement in which one party sells a security to another party and agrees to repurchase it on a specified date for a specified price. This represents a collateralized short-term loan, where the collateral may be a Treasury security, money market instrument, federal agency security or mortgage-backed security. A reverse repurchase agreement, otherwise known as a "reverse repo," which is the purchase of a security at a specified price with an agreement to sell the same or substantially the same security to the same counterparty at a fixed or determinable price at a future date.

Repurchase Transaction	See the definition for "repo."

Segregated Funds
The amount of money, securities and property due to commodity futures or options customers, which is held in segregated accounts in compliance with Section 4d of the Commodity Exchange Act and CFTC Regulations. Such money, securities or property may not be comingled with the money, securities and property of the FCM, but the FCM may earn interest on it.

TSE	Tokyo Stock Exchange, which is the largest stock exchange in Japan with some of the most active trading in the world.

E. Randall Gruber, CPA, PC

Certified Public Accountant	Telephone (636)561-5639
400 Lake Saint Louis Boulevard	Fax (636)561-0735
Lake Saint Louis, Missouri 63367

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Mercer Capital, Inc.

I have audited the accompanying consolidated balance sheets of Mercer Capital, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of profit and loss, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of Mercer Capital, Inc. and Subsidiary as of December 31, 2005 and 2004 and the results of its consolidated operations and its consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

E. Randall Gruber, CPA, PC

March 16, 2006
St. Louis, Missouri

Member: American Institute of Certified Public Accountants
Registered: Public Company Accounting Oversight Board (PCAOB)

Mercer Capital, Inc. and Subsidiary
Consolidated Balance Sheet
At December 31,

Assets	2005	2004

Cash and cash equivalents	$120,325	$1,193
Deposit with clearing organizations	5,000	5,000
Receivables	59,789	26,573
Notes receivable	106,252	26,229
Property and equipment, net	48,131	41,482
Deferred income tax benefit	27,757	27,698
Other	57,920	57,920

Total assets	425,174	186,095

Liabilities and shareholders' equity

Liabilities

Bank overdraft		3,084
Accounts payable	25,345	13,498
Accrued income taxes	41,788	---
Deferred income taxes	18,610	---

	85,743	16,582

Commitments and contingencies

Shareholders' equity
Common stock, par value $.001 per share. Authorized
20,000,000 and 7,994,660 and 7,898,827 shares, issued and
outstanding at December 31, 2005 and 2004	7,995	7,899
Additional paid-in capital	233,827	216,673
Retained earnings (deficit)	97,609	(55,059)

Total shareholders' equity	339,431	169,513

Total liabilities and shareholder's equity	$425,174	$186,095

See accompanying notes to consolidated financial statements

Mercer Capital, Inc. and Subsidiary
Consolidated Statement of Profit (Loss)
For the year ended December 31, 2005 and 2004

	2005	2004
Revenues
Commissions	$1,325,929	$575,418
Principal transactions, net	(5,000)	(22,015)
Interest	1,021	---
	1,321,950	553,403

Expenses
Compensation and related expenses	646,716	356,166
Marketing and promotion	63,016	66,253
Communications and technology	32,428	26,230
Occupancy and equipment costs	205,852	62,044
Professional fees	40,271	30,694
Other	120,660	63,747

	1,108,943	605,134

Profit (loss) before income taxes	213,007	(51,731)

Income taxes (benefit)	60,339	(27,698)

Net profit (loss)	$152,668	$(24,033)

Earnings (loss) per share	$0.02	$(0.00)

Basic average shares outstanding	7,946,744	6,544,414

See accompanying notes to consolidated financial statements

Mercer Capital, Inc. and Subsidiary
Consolidated Statements of Stockholders' Equity
For the years ended December 31, 2005 and 2004

			Additional	Retained
	Common Stock		Paid-In	Earnings
	Shares	Amount	Capital	(Deficit)	Total
			$$		$$
Balance December 31, 2003	6,190,000	6,190	87,810	(31,026)	62,974

Common shares issued	708,827	709	128,863	---	129,572

Founders shares issued	1,000,000	1,000	---	---	1,000

Net loss for the year ended
December 31, 2004	---	---	---	(24,033)	(24,033)

Balance December 31, 2004	7,898,827	7,899	216,673	(55,059)	169,513

Common shares issued	95,833	96	17,154	---	17,250

Profit for the year ended
December 31, 2005	---	---	---	152,668	152,668

Balance December 31, 2005	7,994,660	$7,995	$233,827	$97,609	$339,431

See accompanying notes to consolidated financial statements

Mercer Capital, Inc. and Subsidiary
Consolidated Statement of Cash Flows
For the years ended December 31, 2005 and 2004

Cash flows from operating activities
Net profit (loss) for the year		$152,668		$(24,033)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation		12,033		8,437
Deferred income tax (benefit)		18,551		(27,698)

Decrease (increase) in operating assets
Deposit with clearing organizations		---		(5,000)
Receivables		(33,216)		(26,573)
Notes receivable		(80,023)		(10,067)

Increase (decrease) in operating liabilities
Bank overdraft		(3,084)		3,084
Accounts payable		11,747		13,384
Accrued income taxes		41,788		---

Net cash used by operating activities		120,464		(68,466)

Cash flows from investing activities
Investments		---		20
Deposits		---		(57,920)
Acquisition of office furniture and equipment		(18,682)		(28,802)
Net cash used by investing activities		(18,682)		(86,702)

Cash flows from financing activities
Issuance of common stock		17,350		129,572
Net cash provided by financing activities		17,350		129,572

Net increase in cash and equivalents		119,132		(25,596)

Cash and cash equivalents at beginning of year		1,193		26,789

Cash and cash equivalents at end of year		$120,325		$1,193

Supplemental disclosures of cash flow information

Cash paid during the period for

Interest	$	---	$	---
Income taxes		1,655		406

See accompanying notes to consolidated financial statements

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Mercer Capital, Inc. was incorporated in the State of Delaware on December 20, 1999. The consolidated financial statements include the accounts of Mercer Capital, Inc. and its subsidiary, Mercer Capital Management, Inc. The Company is a full-service and discount and commodity brokerage company. The Company provides portfolio management service and outright execution of orders on futures and options on futures on commodities on a full-service and discount basis. We are an independent provider of execution and clearing services for exchange-traded derivatives and a provider of prime brokerage services in the fixed income and foreign exchange markets.

Principles of consolidation

The consolidated financial statements include the accounts of Mercer Capital, Inc. and its wholly owned subsidiary. Significant intercompany transactions have been eliminated.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are presented in U.S. dollars.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include income taxes, contingencies and investment valuation. Actual results may vary from those estimates.

Brokerage operations

Transactions in proprietary securities and related revenues and expenses are reported on a trade date basis. Customers’ securities and commodities transactions are reported on a settlement date basis, which is generally three business days after the trade date. Related commission income and expense in recorded on a trade date basis. Realized and unrealized changes in market value are recognized in principal transactions, net in the period in which the change occurs.

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

Fair value

Securities owned, are valued using quoted market or dealer prices.

Cash and cash equivalents

All cash and short-term investments with original maturities of three months or less are considered cash and cash equivalents, since they are readily convertible to cash. These short-term investments are stated at cost, which approximates fair value.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts and notes receivable. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are “written-off” when deemed uncollectible.

Property and equipment

Property and equipment are stated at cost. Costs of replacements and major improvements are capitalized, and maintenance and repairs are charged to operations as incurred. Depreciation expense is provided primarily by the straight-line method over the estimated useful lives of the assets, generally over three to seven years. Depreciation for the years ended December 31, 2005 and 2004 were $12,033 and $8,437 respectively. Leases with escalating rents are expensed on a straight-line basis over the life of the lease.

Revenues

Revenues are recognized only when realized / realizable and earned, in accordance with GAAP. Our revenues consist of transaction fees earned from executing and clearing customer orders, and commission earned on our customer’s accounts.

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

Advertising expenses

Advertising costs are expensed when the advertising takes place. The total advertising expenses included in the Consolidated Statement of Profit (Loss) was $63,016 and $66,253 for the years ended December 31, 2005 and 2004 respectively.

Stock Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation For options granted to employees where the exercise price is less than the fair value of the stock at the date of grant, the Company recognizes an expense in accordance with APB 25. For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant.

Income taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (loss) per share

Basic earnings (loss) per share are computed using the weighted average number of actual common shares outstanding during the period.

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

Investments

Investments included in securities owned, which have a ready market are valued using quoted market or dealer prices. Investments with no ready market value are stated at fair value as determined in good faith by management. Generally, management will initially value investments at cost. Factors considering in valuing individual investments include available market prices, type of security, purchase price, purchase of the same or similar securities by other investors, marketability, restrictions on disposition, current financial position and operating results of the issuer and other pertinent information.

Management uses it best judgment in estimating the fair value of these investments. There are inherent limitations in any estimation technique. The fair value estimates presented herein are not necessarily indicative of an amount that the Company could realize in a current transaction. Because of inherent uncertainty of valuation, these estimated fair values do not necessarily represent amounts that might be ultimately realized, since such amounts depend on future circumstances and the differences could be material

Special -purpose entities

The Company does not have any off-balance sheet financing activities.

Note 2 - Property and equipment

Property and equipment, consist of the following at December 31, 2005 and 2004:

	December 31,		December 31,
	2005		2004

	Cost	Accumulated	Net book	Net book
		Depreciation	value	value

Furniture and
equipment	$86,679	$38,548	$48,131	$41,482

Depreciation expense included in occupancy and equipment costs was $12,033 and $8,437 respectively.

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

Note 3 - Commitments and contingencies

The Company occupies their office spaces in Portland, Oregon and Boca Raton, Florida under lease agreements.

The current lease for the Portland property is for the period beginning August 1, 2005 through July 31, 2007. Rental expense is in the amount of $2,315 per month.

The current lease for the Boca Raton property is for the period beginning August 1, 2004 through July 31, 2009. Rental expense is in the amount of $11,991 per month.

Total office space rental included in occupancy and equipment rental expense on the consolidated statement of profit (loss) is $187,918 and $53,388 for the years ended December 31, 2005 and 2004 respectively.

The Company leases an automobile under a standard motor vehicle lease agreement. The terms of the lease are 48 monthly payments of $835 for the period beginning March 9, 2004 through February 9, 2008. The total auto lease payments included in occupancy and equipment rental expense is $9,089 and $6,755 for the years ended December 31, 2005 and 2004 respectively.

In the normal course of business, leases that expire are generally replaced by leases on similar property.

Total amounts due under non-cancellable leases at December 31, 2005 are as follows:

2006	$181,692
2007	170,177
2008	145,562
2009	83,937
$581,368

Many aspects of the Company’s business involve substantial risks of liability. In the normal course of business, the Company may be named as a defendant or co-defendant in lawsuits creating substantial exposure. There has been an increased incidence of litigation and regulatory investigations in the financial services industry in recent years. The Company may from time to time be involved in governmental and self-regulatory agency investigations and proceedings. The materiality of legal matters to the Company’s future operating results depends on the level of future results of operations as well as the timing and ultimate outcome of any legal matters.

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

The Company has entered into an agreement with an organization who will execute and clear trades for the Company’s commodity trading customer accounts. All of the Company’s orders for the purchase and sale of futures contracts will be executed and cleared by the organization on a fully disclosed basis, in accordance with the Commodity Exchange Act, applicable laws, the rules and regulations of the Commodity Futures Trading Commission. The Company is responsible for all debit balances in its customer accounts. The debits will be charged to and paid by the Company. The organization will determine the amount of margin required by each customer commodity futures trading account. In the events that a margin call is not met by the end of the next business day by a customer the organization may liquidate the customer trading account under this agreement. This agreement may be terminated by either party upon thirty days written notice to the other party.

The brokerage business is subject to risks related to defaults by customers in paying for securities they have agreed to purchase and delivering securities they have agreed to sell. The Company is required by contract to indemnify the broker for any loss or expense incurred to defaults by the Company’s customers in failing to repay margin loans or to maintain adequate adequate collateral for these loans.

The NFA, the CFTC and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by Independent Introducing Brokers, including the NFA’s Uniform Net Capital Rules. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the NFA and suspension or expulsion by the CFTC and other regulatory bodies and ultimately could require the Company’s liquidation. At December 31, 2005 the Company was in compliance with the net capital requirements.

Note 5 - Segment Information

Mercer Capital, Inc. has determined that it has one reportable segment, derivatives brokerage and clearing.

Note 6 - Share capital

The Company’s authorized share capital is 20,000,000 shares of common stock $.001 par value, and 5,000,000 shares of preferred stock at $.001 par value.

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

Note 7 - Income taxes

The components of the provision for income taxes are as follows:

	2005	2004

Current taxes	$41,789	$(31,670)
Deferred taxes	18,610	3,972
	60,399	(27,698)

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

		Rate			Rate
	Amount	Impact	Amount		Impact

Income tax at federal rate	$84,174	35.00%		$(25,417)	35.00%
State tax, net	5,132	2.13%	$	(2,353)	3.24%
Permanent differences	72.03%			$72	( .10%)
NOL deduction	(28,979)	(12.05%)		$--	--

Total provision	$60,399	25.11%		$(27,698)	38.14%

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when such differences are expected to reverse.

Note 8 - Related party transactions

The Company does not make loans to its officers and directors.

Note 9 - Subsequent events

The Company is in the process of filing an SB2 in which selling shareholders will offer to sell 994,660 shares of the Company’s common stock at $2.00 per share until shares are quoted on the OTC Bulletin Board and thereafter at prevailing market price or privately negotiated price. Stock of affiliates are not available for sale in this offering.

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

Note 6 - Recently issued accounting pronouncements

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4”, (" SFAS No. 151"). The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67" ("SFAS 152") SFAS 152 amends SFAS No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". SFAS 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. SFAS 152 is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant if any, to the Company's overall results of operations or financial position since the Company does not enter into such transactions.

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 \shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. This pronouncement is effective

Mercer Capital, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

for the Company, a small business issuer, as of the first interior annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
MERCER CAPITAL, INC.
Dated  ___________, 2006

Selling shareholders are offering up to 994,660 shares of common stock. The selling shareholders will offer their shares at $$2.00 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until ___________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

We are a corporation organized under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our Certificate of Incorporation further provides that we shall indemnify our directors and officers to the fullest extent authorized or permitted by the DGCL, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of ours and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by our Certificate of Incorporation also includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Our Bylaws provide, to the extent authorized from time to time by the board of directors, rights to indemnification to our employees and agents who are not directors or officers similar to those conferred to our directors and officers.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	212
Legal Fees and Expenses	25,000
Accounting Fees and Expenses*	25,000
Miscellaneous*	25,000
Total*	75,212
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On September 20, 2005, we issued an aggregate of 994,660 shares of common stock to 92 US investors, of whom all are accredited investors as defined in SEC Regulation D, and 8 non US investors. The shares were issued solely to our clients in consideration of their prior revenue generating commission business and to promote and reward client loyalty.

With respect to the US sales, we relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

•  None of these issuances involved underwriters, underwriting discounts or commissions;
•  We placed restrictive legends on all certificates issued;
•  No sales were made by general solicitation or advertising;
•  Sales were made only to accredited investors; and
•  All investors were our clients and were personally known to our officers, directors, or their affiliates

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

• Access to all our books and records.
• Access to all material contracts and documents relating to our operations.

• The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation and Bylaws of Mercer Capital, Inc.

2	Articles of Incorporation and Bylaws of Mercer Capital Management, Inc.

Item 4

1	Form of common stock Certificate of the Mercer Capital Management, Inc.(1)

Item 5

1	Legal Opinion of Williams Law Group, P.A.

Item 10

1	Employment agreement of Mr. Flickinger *

2	Employment Agreement of Mr. Fisher *

Item 23

1	Consent of E. Randall Gruber, CPA
2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

* Filed herewith

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Boca Raton, State of Florida on May 11, 2006.

Mercer Capital Management, Inc.

Title	Name	Date	Signature
Principal Executive Officer Principal Financial Officer and Principal Accounting Officer	Robert Flickinger Robert Flickinger	5/11/2006	/s/ Robert Flickinger /s/ Robert Flickinger

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Robert Flickinger	Robert Flickinger	Director	5/11/2006
/s/ Joseph Fisher	Joseph Fisher	Director	5/11/2006